                                                                      Exhibit 12

                        Delmarva Power & Light Company


                      Ratio of Earnings to Fixed Charges
                      ----------------------------------
                            (Dollars in Thousands)

                                                    12 Months Ended
                                                  -------------------
                                                   6/30/94   12/31/93
                                                  --------   --------

Net income                                        $118,321   $111,076
                                                  --------   --------

Income taxes                                        78,405     67,102
                                                  --------   --------

Fixed charges:
  Interest on long-term debt including amor-
      tization of discount, premium and expense     60,744     62,651
  Other interest                                     9,074      9,245
                                                  --------   --------
      Total fixed charges                           69,818     71,896
                                                  --------   --------

Nonutility capitalized interest                       (271)      (246)
                                                  --------   --------

Earnings before income taxes
  and fixed charges                               $266,273   $249,828
                                                  ========   ========

Ratio of earnings to fixed charges                    3.81       3.47


For purposes of computing the ratio, earnings are net income plus income taxes and fixed charges less nonutility capitalized interest. Fixed charges consist of interest on long- and short-term debt, amortization of debt discount, premium and expense, plus the interest factor associated with the Company's major leases, and one-third of the remaining annual rentals.

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